Exhibit 10.6

AGREEMENT OF SALE AND PURCHASE

UNIVERSITY PHYSICIAN GROUP

D/B/A WAYNE STATE UNIVERSITY  PHYSICIAN GROUP (SELLER)

&

DOC-WSUPG TROY MOB, LLC (BUYER)

PROPERTY:                                                                     1420 STEPHENSON HIGHWAY TROY, MICHIGAN

EFFECTIVE DATE:                          SEPTEMBER 8, 2014

EXHIBIT “A”	-	LEGAL DESCRIPTION

EXHIBIT “B”	-	ESCROW AGREEMENT

EXHIBIT “C”	-	SNDA

EXHIBIT “D”	-	TENANT ESTOPPEL CERTIFICATE

EXHIBIT “E”	-	NON-FOREIGN PERSON CERTIFICATION

EXHIBIT “F”	-	REPRESENTATION LETTER

EXHIBIT “G”	-	AUDIT INQUIRY LETTER

EXHIBIT “H”	-	AUDIT LETTER RESPONSE

Schedule 1(b)		List of Personal Property

Schedule 1(c)		List of Contract Rights

Schedule 1(d)		List of Records and Plans

Schedule 1(e)		List of Guarantees and Warranties

ii

Schedule 1(f)	List of Licenses and Permits

Schedule 6(h)	Disclosure Materials

iii

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made by and between UNIVERSITY PHYSICIAN GROUP, D/B/A WAYNE STATE UNIVERSITY PHYSICIAN GROUP, a Michigan nonprofit corporation (“Seller”), and DOC-WSUPG TROY MOB, LLC, a Wisconsin limited liability company or its assignee or nominee (“Buyer”).  This Agreement is to be effective as of the date on which Buyer receives this Agreement and the Escrow Agreement (as defined below) executed by Seller and Buyer (the “Effective Date”).  Buyer shall provide Seller with written notice of the Effective Date of this Agreement.

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Agreement to Sell and Purchase.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller the Property, subject to the terms and conditions of this Agreement.  For the purposes of this Agreement, the term “Property” shall mean and include the following:

(a)                         All of that certain real property legally described in the attached Exhibit “A”, including, without limitation, the land, buildings, improvements, fixtures (including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems), easements and all other right, title and interest appurtenant and otherwise relating thereto (collectively, the “Real Property”).

(b)                         All of Seller’s right, title and interest in and to all of the personal property attached to or located on or directly used in connection with the operation of the Real Property, including, without limitation, furniture, furnishings, fittings, appliances, machinery and equipment, building materials, operating inventories and supplies; all of which are listed on attached Schedule 1(b), but excluding all personal property used in the administration and delivery of any medical and health services within the Real Property (collectively, the “Personal Property”).

(c)                          All of Seller’s right, title and interest in and to all leases, contracts and other agreements incident to the operation and management of the Real Property, including, without limitation, management contracts, on-site maintenance contracts, janitorial contracts, and leasing commission agreements; all of which are listed on attached Schedule 1(c) (collectively, the “Contract Rights”), except to the extent Buyer elects to exclude any such item, pursuant to Section 6(d) of this Agreement.

(d)                         All of Seller’s right, title and interest in and to all financial and other books and records maintained in connection with the operation of the Real Property; all preliminary, final and proposed building plans and specifications relating to the Real Property; and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering, soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents relating to the Real Property; all of which are listed on the attached Schedule 1(d) (collectively, the “Records and Plans”).

(e)                          All of Seller’s right, title and interest in and to all guarantees and warranties relating to the Property and the fixtures and equipment located therein; all of which are listed on the attached Schedule 1(e) (collectively, the “Warranties”).

(f)                           All of Seller’s right, title and interest in and to all trade names, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise directly relating to the Property; and any and all appurtenances owned by Seller and in any way relating to or used in connection with the Property; all of which are listed on the attached Schedule 1(f) (collectively, the “Licenses and Permits”).

2.                                      Purchase Price.  The purchase price for the Property is Forty-Six Million Five Hundred Thousand and 00/100 Dollars ($46,500,000.00) (the “Purchase Price”), payable by Buyer as follows:

(a)                   Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Deposit”) by wire transfer payable to First American Title Insurance Company (“Escrow Agent”), which sum shall be delivered to Escrow Agent within three (3) business days following the Effective Date.  The Deposit shall be held in an interest bearing, federally insured account, by Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit “B” (the “Escrow Agreement”) and this Agreement pending consummation of this transaction. Any interest earned on the Deposit shall be paid to Buyer unless Seller shall be entitled to the Deposit by reason of a default by Buyer, in which case such interest shall be paid to Seller.  Upon expiration of the Due Diligence Period, if Buyer has not terminated this Agreement as provided herein, the Deposit shall become nonrefundable except in the event of a Seller default.  Buyer’s Federal Tax I.D. Number is 80-0941870; Seller’s Federal Tax I.D. Number is 38-3474766.

(b)                   The balance of the Purchase Price (the Purchase Price minus the Deposit), subject to adjustments pursuant to this Agreement, including, but not limited to, those adjustments set forth in Section 8 of this Agreement, shall be paid to Seller at Closing (as defined below) in cash by wire transfer of immediately available federal funds, or by certified check via the Title Company (as defined below)).

(c)                                  The parties acknowledge and agree that the Purchase Price may exceed the current fair market value (and true cash value) of the physical real estate comprising the Real Property.  The Purchase Price specifically reflects the financial impact to Buyer of the income from the Master Lease referenced in Section 6(b).

3.                                      Closing.  Closing shall be held on the date that is fifteen (15) days after the later of:  (i) expiration date of the Due Diligence Period (as defined below), or (ii) the date upon which title to the Property is acceptable or deemed acceptable to Buyer pursuant to Section 5 below (or on the next business day thereafter if such date is not a business day) (the “Closing Date”), or on such earlier date as Buyer shall designate by at least five (5) days advance written notice to Seller.  Closing shall be an escrow closing with the Title Company (as defined below) acting as the closing escrow agent (“Closing”). It is agreed that the time of Closing and the obligation of Seller to deliver the Deed (as defined in Section 6(i) below) to Buyer at Closing are of the essence of this Agreement.

4.                                      Title.  From and after the Effective Date, Buyer shall have the right to order a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”).

(a)                         The Title Commitment shall be prepared in accordance with the current ALTA Form, issued by First American Title Insurance Company — Milwaukee Office acceptable to Buyer (the “Title Company”), agreeing to issue, upon recording of the general warranty deed described in this Agreement, an ALTA owner’s title insurance policy to Buyer and an ALTA Lender’s title insurance policy issued to Buyer’s lender(s), if applicable, in the amount of the Purchase Price insuring title to the Real Property to be in the condition called for by this Agreement and containing a “fifty-year chain-of-title search,” a zoning endorsement on ALTA Form 3.1 (with parking), a survey endorsement insuring that the survey accurately depicts the Real Property (including boundaries, improvements, easements and encroachments), a contiguity endorsement, an access endorsement, an endorsement for “gap coverage,” a location endorsement and an owner’s comprehensive endorsement, a utility facilities endorsement, and a tax parcel endorsement; each if applicable.  Seller shall cause the Title Company at or prior to Closing to down date the Title Commitment to the date and time of the recording of the Deed and provide a “title mark-up” showing the final form of the title insurance policy (including the above referenced endorsements) to be issued, which mark-up shall obligate the Title Company to issue the final title insurance policy in such form.  The title mark-up and final title insurance policy shall be free from the standard requirements and exceptions and shall be subject only to liens, encumbrances or exceptions specifically approved by Buyer (the “Permitted Exceptions”). A written statement of the obligee of the amount of any lien or encumbrance to be discharged by Seller shall be provided by Seller within ten (10) days after the title evidence is furnished to Buyer. The premium for the title policy and any fees for endorsements or other services provided by the Title Company (other than the mortgagee policy, if any) shall be paid by Buyer on or before Closing.

(b)                         Title Defects. Within ten (10) days after  Buyer’s receipt of the latter of the Title Commitment or the Survey (as defined in Section 6(g) below), Buyer shall object in writing to any condition of title not satisfactory to Buyer, in Buyer’s sole discretion (hereinafter referred to as a “Title Defect”). If any objection is made, Seller shall have until prior to Closing in which to exercise its best efforts to correct such Title Defect.  Seller’s best efforts requirement in this Section shall, without limitation, obligate Seller to cure any and all Title Defects of an ascertainable monetary value.  If the Title Defect cannot be corrected prior to Closing despite Seller’s best efforts, or as otherwise extended by agreement of Buyer and Seller, Buyer may, at its option, (a) declare this Agreement null and void and as a result Seller shall return the Deposit together with all accrued interest forthwith to Buyer or (b) elect to accept such title as Seller is able to convey and proceed to Closing.  If Buyer fails to notify Seller that Buyer is terminating this Agreement pursuant to this Section within ten (10) business days after  the expiration of the 10-day period, Buyer shall be deemed to have selected option (b) in the previous sentence.

(c)                          Seller shall transfer to Buyer all of the Personal Property free of all liens and encumbrances.  Seller shall, at Seller’s sole cost and expense, at least three (3) days prior to Closing, deliver to Buyer documentation from Uniform Commercial Code (“U.C.C.”) searches confirming that there are no U.C.C. filings against Seller which would be a lien on the Property, including the Personal Property, involved in this transaction. The searches must be dated or updated within fifteen (15) days prior to Closing.

5.                                      Representations and Warranties.  Seller represents and warrants that all of Seller’s representations and warranties relating to this Agreement are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing. Seller acknowledges that the representations and warranties made in this Agreement by Seller are a material inducement to Buyer’s entering into this Agreement and purchasing the Property and that Buyer is entitled to rely upon these representations and warranties despite any and all investigation undertaken by Buyer. All of Seller’s representations and warranties relating to this Agreement shall survive for 18 months after the Closing of the transactions contemplated herein. Seller hereby indemnifies Buyer for any loss or damage, including, without limitation thereto, reasonable attorney’s fees and court costs occurring as a result of the breach of any representation, warranty or covenant of Seller herein. In addition to any other representations and warranties set forth in this Agreement, Seller hereby further represents, warrants and covenants to Buyer as follows:

(a)                         OHS/UPG Ventures, a Michigan nonprofit corporation (“OHS/UPG), an affiliate of Seller, holds fee simple title to the Real Property and Seller has good title to the Personal Property.  Seller is a validly organized and duly existing nonprofit corporation organized under the laws of the State of Michigan and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.  Immediately prior to the Closing, as defined above, Seller will acquire fee simple title to the Real Property and good title to the Personal Property, pursuant to the closing on a Real Estate Purchase and Sale Agreement executed by OHS/UPG and Seller.  Notwithstanding Seller’s immediate purchase and subsequent sale of the Real Property, the representations and warranties set forth in this Section 5 made by Seller shall have the same force and effect as if made by OHS/UPG to Buyer directly.

(b)                         Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale and conveyance of the Property to Buyer, constitutes or will constitute a violation or breach of the Bylaws of Seller, as the same may have been amended from time to time, or of any agreement or other instrument to which Seller is a party, to which it is subject or by which it is bound.

(c)                          The execution and delivery of this Agreement have been approved by the members of the Board of Trustees of Seller and no further action is required on the part of Seller to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Seller shall have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Seller. There are no proceedings pending or, to Seller’s knowledge, threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

(d)                         There are no management, employment, service, equipment, supply, maintenance, water, sewer or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or Buyer after Closing in any manner whatsoever, except for instruments of record and other documents disclosed by Seller to Buyer in writing.

(e)                          Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(f)                           No assessments or charges of any kind or nature (deferred or otherwise) for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Seller has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property; except for Seller’s pending initiative to change the address and frontage of the Property to Maple Rd. from Stephenson Hwy, which shall remain a Seller responsibility pursuant to the Master Lease (as defined in Section 6(b) below).  Seller has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property; and all public improvements ordered, advertised, commenced or completed prior to the date of this Agreement shall be paid for in full by Seller prior to Closing.

(g)                          All certificates of occupancy and licenses necessary for operation of the Property, as presently conducted, have been issued by all authorities having jurisdiction thereof; and all such certificates of occupancy and licenses are in full force and effect. Seller has not received any written notice of suspension or cancellation of any certificates of occupancy or licenses.  To Seller’s knowledge, there is no defective condition, structural or otherwise, in the buildings or other improvements on the Real Property, or in the buildings’ roof, heating, ventilating, air conditioning, mechanical, plumbing, electrical systems and equipment, and other building systems and equipment are in good condition and working order and adequate in quantity and quality for the comfortable and normal operation of the Property.  Any defective condition of which Seller gains knowledge after the Effective Date shall be disclosed to Buyer promptly and shall be subject to Seller’s obligation to make repairs as specifically set forth in this Agreement.

(h)                         Seller warrants, represents and covenants that, to Seller’s knowledge:  (i) there has been no disposal, burial or placement of Hazardous Substances (as defined below) on or about the Property; (ii) the Property and Seller are not in violation of any Environmental Laws (as defined below); and no other person or entity has used all or part of the Property or any lands contiguous to the Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Property, or on or under any lands in the vicinity of the Property; (iv) there are no storage tanks on or under the Property; (v) environmental conditions associated with the Property are in compliance with all Environmental Laws; and (vi) Seller has disclosed to Buyer all information in Seller’s possession relating to the environmental condition of the Property.  Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up such condition.

In the event Buyer shall discover such Hazardous Substances and/or violations of Environmental Laws, tanks, other “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards) or other unsatisfactory environmental conditions (in Buyer’s sole discretion) on the Property at any time prior to Closing, in addition to its other rights and remedies at law or equity or under this Agreement, Buyer shall have the right to terminate this Agreement upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Buyer together with all interest thereon; and thereafter this Agreement shall be deemed void and neither party shall have any further rights or obligations hereunder; provided, however, that, if Seller had knowledge of such environmental condition and failed to disclose the same to Buyer in breach of this Agreement, Seller shall immediately reimburse Buyer for all Buyer’s costs and expenses incurred in connection with the transaction contemplated by this Agreement.  The foregoing reimbursement obligation of Seller shall survive on termination of this Agreement by Buyer or Seller.  Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Subsection shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents.

For purposes of this Agreement, the term “Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect now or at any time in the future or past relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, the environment, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and

Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

For purposes of this Agreement, the term “Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws.

(i)                             At Closing, there shall be no leases, whether oral or written, agreements of sale, options, rights of first refusal, rights of first offer, tenancies, licenses or any other claims to possession or use affecting the Property, except for the Master Lease (as defined in Section 6(b) below).  Buyer and Seller acknowledge and agree that there is a surgery center lease currently encumbering the Property (the “Surgery Center Lease”) and that, at Closing, Seller shall cause the Surgery Center Lease to be assigned to the Master Tenant (as defined in Section 6(b) below) and the Surgery Center Lease shall be treated as a sublease of the Master Lease.  Seller, as Master Tenant, agrees that, in addition to its obligations under the Master Lease, it shall perform all of the obligations of the landlord under the Surgery Center Lease and shall enforce all of the obligations of the tenant under the Surgery Center Lease.

(j)                            No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the Master Lease or any expansions or renewals thereof.

(k)                         There are no pending or to Seller’s knowledge, threatened condemnation or eminent domain proceedings affecting the Property or any portion thereof, and there are no proposed actions by any governmental agencies or authorities which have or may create a lien upon the Property or any portion thereof.

(l)                             To Seller’s knowledge, the Property is in full compliance with all federal, state, county, municipal or other government standards, laws, ordinances, statutes, regulations and requirements. The Property is in full compliance with all applicable private restrictions, covenants, rules, standards and requirements, except where any noncompliance would have no material adverse effect on the Seller’s ownership and operation of the Property. No approvals from, or filings or recordings with, any person or entity are required to create, subdivide or separate the Real Property from any other parcel of land.

(m)                     All licenses, permits, and other governmental approvals necessary for the operation of the Property and the business conducted thereon have been obtained, are currently in force, and will be maintained in full force and effect by Seller until Closing.

(n)                         All work performed or materials furnished for Property have been fully paid for, Seller shall deliver an affidavit to that effect to the Title Company at Closing and Seller shall provide Buyer with appropriate, full and complete lien waivers from any and all contractors, sub-contractors, laborers or materialmen furnishing labor or material for the improvement of the Real Property during the six months (or other applicable period for the filing of liens) preceding the date of Closing.

For purposes of this Agreement, “Seller’s knowledge” means the actual knowledge of Seller’s Facilities Manager, Kevin Tuchowski.  Seller hereby represents and warrants that Mr. Tuchowski is the person most knowledgeable regarding, and is primarily responsible for, the management, condition, and disposition of the Property.

6.                                      Conditions of Buyer’s Obligations.  For the purposes of this Agreement “Due Diligence Period” shall mean the thirty (30) day period from and after the Effective Date.  The obligation of Buyer under this Agreement to purchase the Property from Seller is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by Buyer within each condition’s time period):

(a)                                 At Closing, all of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all respects as though such representations and warranties were made at and as of Closing, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement.

(b)                                 Within the Due Diligence Period, Seller (as “Master Tenant”) will agree upon an absolute net master lease for the Property (the “Master Lease”), pursuant to which the Master Tenant shall be responsible for all of the obligations and costs incurred for the Property (excluding Buyer’s debt service obligations, if any), including, without limitation, all property management fees, operating costs, property and general liability insurance, real estate taxes and assessments, and maintenance, repairs and replacements of all buildings (including roof, walls, structure, foundation and systems), parking facilities and other improvements situated on and constituting part of the Property and otherwise on terms and conditions acceptable to Buyer (as “Master Landlord”).  Buyer and Seller acknowledge that, at Closing, Seller shall assign the Surgery Center Lease to Master Tenant and that the Surgery Center Lease shall be treated as a sublease of the Master Lease.  Master Tenant, in addition to its obligations under the Master Lease, shall perform all of the obligations of the landlord under the Surgery Center Lease and shall enforce all of the obligations of the tenant under the Surgery Center Lease.  The term of the Master Lease shall be fifteen (15) years, plus one or more extensions as agreed to by the parties.  Base rent for the first year of the term shall be Three Million One Hundred Sixty-Eight Thousand One Hundred Eighty-One and 00/100 Dollars ($3,168,181.00), payable in equal monthly installments of 1/12 of such amount.  On the first anniversary of the lease commencement date and on each anniversary thereafter for the remainder of the term, annual base rent shall increase by two and one-half percent (2.5%) per year. Seller shall cause Master Tenant to execute and deliver the Master Lease on the Closing Date.  Seller shall also cause Master Tenant to execute and deliver to Buyer, on or before the Closing Date, a duly executed original of (i) a Subordination Non-Disturbance and Attornment Agreement (the “SNDA”) in the form attached hereto as Exhibit “C”, and (ii) an estoppel certificate in the form attached hereto as Exhibit “D” (the “Estoppel Certificate”).

(c)                                  Reserved.

(d)                                 Within the Due Diligence Period, Buyer verifying that the Property (including the Contract Rights, Records and Plans, Warranties and Licenses and Permits) is in every respect acceptable to Buyer based on an investigation and review by Buyer, its agents and contractors of the Property, all information that is required to be provided to Buyer by Seller pursuant to this Agreement and all information that is available to Buyer relating to the Property and the transactions contemplated herein, including, but not limited to, the Disclosure Materials (as defined below).  If any Contract Rights are unacceptable to Buyer, Buyer may elect to exclude any such items from the Property to be transferred hereunder by delivering written notice thereof to Seller no later than the five (5) business days after the expiration of the Due Diligence Period, and Seller shall terminate any such items, as applicable, with respect to the Property as of the Closing.  This contingency shall also include, without limitation, Buyer obtaining, at Buyer’s expense, a physical inspection of the Property, which discloses no “Defects,” as that term is defined herein. For purposes of this Agreement, a “Defect” is defined as a condition or conditions, or evidence of a condition or conditions, that has the potential to: (i) impair the health or safety of occupants of the Property; (ii) result in the violation of any applicable public or private law, standard or covenant; or (iii) cost, in the aggregate, an amount in excess of $5,000 to repair, correct, or remediate.

(e)                                  Within the Due Diligence Period, Buyer obtaining, at Buyer’s expense, written environmental assessments and/or evaluations of the Property (including “Phase I” assessments and, if Buyer deems necessary, “Phase II” assessments, including laboratory testing of soil, water and other substances) from qualified environmental consultants of Buyer’s choice, confirming that: (i) the Property complies with all Environmental Laws; (ii) there are no liabilities (potential, contingent or otherwise) affecting the Property arising under any Environmental Laws; (iii) there are no underground or aboveground storage tanks, associated pipes or equipment located on or at the Real Property; (iv) there are no Hazardous Substances on, under, at, in or migrating to or from the Real Property; (v) no portion of the Real Property has been designated as wetland, shoreland, floodplain or conservancy land; (vi) no portion of the Real Property has been filled; and (viii) the Property is not affected in any manner or degree by a “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards).

(f)                                   Within the Due Diligence Period, Buyer verifying to Buyer’s satisfaction that all applicable public and private laws, rules, standards, covenants and requirements, including, without limitation, all zoning, subdivision, building and use restrictions and all easements and matters of record, allow the conveyance of the Property from Seller to Buyer, and are consistent with Buyer’s Intended Use; Buyer obtaining, or Buyer verifying to Buyer’s satisfaction that Buyer will be able to obtain, all public and private permits, certificates and other approvals, consents and all variances, exemptions, waivers, zoning changes and land divisions required for the conveyance of the Property from Seller to Buyer, and Buyer’s Intended Use. The term “Buyer’s Intended Use” shall mean and include, without limitation, medical and other healthcare related uses.

(g)                                  Within the Due Diligence Period, Buyer obtaining a current  ALTA survey of the Property (the “Survey”) at Buyer’s expense, that: (aa) is satisfactory to Buyer in all respects (in Buyer’s sole discretion); (bb) is prepared by a licensed, insured and qualified surveyor selected by Buyer; (cc) is certified to Buyer, Buyer’s lender(s) (if any) and the applicable title company; (dd) includes all Table A requirements, except Item 5 of Table A; (ee) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would affect Buyer’s intended use of the Property; and (ff) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions.  In addition, the Survey shall locate all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, and contain an acceptable certification by the surveyor.  Notwithstanding anything to the contrary in this Agreement, if Buyer, through no fault of its own, is unable to obtain the Survey in the form required by this Agreement within the Due Diligence Period, then it shall have a reasonable time thereafter to obtain such Survey.

(h)                                 Within five (5) business days after the Effective Date, Seller shall deliver to Buyer the items listed on Schedule 6(h) attached hereto and incorporated by reference herein that are in Seller’s possession or control (the “Disclosure Materials”).

(i)                                     At Closing, Seller shall deliver to Buyer duly executed originals of the following:

(i)                                     A general warranty deed to the Real Property, expressly warranting that the Real Property is good, indefeasible, in fee simple, subject only to the Permitted Exceptions, duly executed and acknowledged by Seller and in proper form for recording, (the “Deed”).

(ii)                                  A valid bill of sale for the Personal Property, if any.

(iii)                               A Non-foreign Person Certification in the form attached hereto as Exhibit “E”, as required under Section 1445 of the Internal Revenue Code.

(iv)                              An assignment in form and substance mutually satisfactory to Seller and Buyer, duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in and to the Contract Rights, Licenses and Permits, Records and Plans, Warranties and any other permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property.

(v)                                 A certificate certifying that the representations and warranties of Seller, as set forth in this Agreement, are true and correct in all material respects as of the Closing and shall survive Closing for a period of eighteen (18) months.

(vi)                              Notwithstanding anything to the contrary in this Agreement, Seller shall provide Buyer original and complete waivers of any and all existing rights of first refusal, rights of first offer, options to purchase, or any other similar rights (including, but not limited to, any and all consents), executed by the necessary parties, so that Seller is able to freely transfer the Property to Buyer unencumbered by such rights.

(vii)                           Originals of the following instruments, documents and other items (or copies if originals are unavailable), all certified (as applicable) by Seller as true and complete to the best knowledge of Seller:

(A)                               All certificates of occupancy (and any required governmental approvals in connection with the transfer of the Property), licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property;

(B)                               the Master Lease;

(C)                               the Estoppel Certificate and the SNDA;

(D)                               all building records in Seller’s possession or control with respect to the Property;

(E)                                each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid);

(F)                                 the Warranties;

(G)                               all keys and combinations to locks at the Property, all plans, specifications, site plans, equipment manuals, technical data and other documentation relating to the building systems, equipment and any other personal property forming part of the Property or any portion thereof in the possession of Seller or any property manager(s);

(H)                              an affidavit of title in favor of Buyer and Buyer’s title insurer, together with such other affidavits as are required by Buyer’s title insurer, in the forms used by such title insurance company;

(I)                                   an owner’s policy of title insurance using the most current ALTA Policy Form or a binding, unconditioned “mark-up” of the Title Commitment, each or either showing title to the Property to be in the condition required by Section 4 hereof;

(J)                                   a Closing Statement accurately setting forth the financial terms of this transaction and a summary of the Purchase Price (the “Closing Statement”); and

(K)                              such other documents as may be reasonably required to consummate this transaction in accordance with this Agreement.

Unless all of the foregoing conditions contained in this Section 7 are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Buyer, at its election (in its sole discretion), may, either:  (i) extend the date for Closing until such conditions are satisfied; or (ii) terminate this Agreement and have the Deposit refunded together with accrued interest (provided, however, that termination and refund of the Deposit shall not be Buyer’s exclusive remedy); or (iii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to terminate this Agreement for any reason or no reason whatsoever, in Buyer’s sole and absolute discretion, upon written notice to Seller on or before the expiration of the Due Diligence Period, and thereupon this Agreement shall terminate, the Deposit together with accrued interest shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder, except as expressly provided herein.

7.                                      Possession.  Possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases except the Master Lease and the Surgery Center Lease as a permitted sublease to the Master Lease.  Prior to Closing hereunder, Seller shall clean the Property of trash, debris, equipment, vehicles, toxic materials, and signs (except to the extent such signs are specifically permitted in the Master Lease or consented to in writing by Buyer), whether on the surface or buried below.

8.                                      Prorations and Charges.

(a)                                 The Master Tenant, pursuant to the Master Lease, is required to pay all general real estate and personal property taxes for the Property for the year in which the Closing occurs, and, accordingly, such general real estate and personal property taxes shall not be prorated at Closing.  In the event Master Tenant is not required to pay any portion or all of the real estate or personal property taxes pursuant to the Master Lease, then such real estate or personal property taxes not paid by Master Tenant shall be prorated through the day before the Closing based on the taxes for the year that the Closing is in, if known, otherwise on the prior year’s taxes.  Seller shall then be responsible for all real estate taxes through the day prior to the Closing.  In the event taxes are prorated on the prior year’s taxes, the parties agree to reprorate taxes when the taxes for the current year are known, and the parties agree to make such payment between themselves to effectuate such reproration.  All assessments of any kind (general, special or otherwise) levied or to be levied, if any, for work on site actually commenced or announced (by either a private individual or entity or a governmental entity) prior to Closing shall be paid by Master Tenant, if required pursuant to the Master Lease, or by Seller at or prior to Closing.  All other assessments shall be paid by Buyer if this transaction is consummated.  Buyer will reasonably cooperate with and assist Seller in administering any post-closing real property tax appeals relating to the Real Property during the Term of the Master Lease.

(b)                                 In addition, the following items shall be paid by Master Tenant, pursuant to the Master Lease, whether incurred before or after Closing, and such items shall not be prorated at Closing: all utility charges (as applicable), including, but not limited to, sewer, water, electricity, gas, telephone and other private and municipal charges (collectively “Utility Charges”).  Income derived from the Property that is earned as of the day of Closing shall accrue to the benefit of Buyer.  In the event Master Tenant is not required to pay any portion or all of the Utility Charges pursuant to the Master Lease, then each of the Utility Charges not paid by Master Tenant shall be prorated through the day before Closing and shown as a credit to Buyer on the Closing Statement, as applicable.  Seller shall be responsible for obtaining all necessary billing information for each of the Utility Charges not paid by Master Tenant in order to accurately reflect the same on the Closing Statement.

(c)                                  At Closing, Seller shall pay to Buyer any and all funds paid to Seller by tenants in the Property on account of additional rent items not yet due and payable by Seller, such as tax and insurance escrows.  Seller shall make such payment in the form of a credit against the Purchase Price in favor of Buyer.

(d)                                 Seller shall pay all transfer taxes associated with the conveyance of the Property and all recording fees customarily paid by Sellers in the locality where the Property is located.  Buyer shall be responsible for the payment of title fees and premiums associated with the Title Policy (and mortgagee policy, if any).  All other closing expenses shall be allocated between the parties in the customary manner for sales of real property in the locality where the Property is located. Each party is responsible for paying its own respective attorneys’ fees incurred in negotiating, preparing and closing the transaction contemplated by this Agreement.

(e)                                  All rights, privileges, income, rents, liabilities, obligations, expenses and costs relating to the assignment and transfer of the Contract Rights, Records and Plans, Warranties and Licenses and Permits shall be paid by Seller at Closing.

(f)                                   Any and all other normal, on-going operating expenses attributable to the Property, whether incurred before or after Closing, except to the extent any of the same relate to the Contract Rights excluded from the Property pursuant to Section 6(d) of this Agreement, shall be paid by Master Tenant, pursuant to the Master Lease.  In the event Master Tenant is not required to pay such on-going operating expenses pursuant to the Master Lease, then such normal on-going operating expenses attributable to the Property, except to the extent any of the same relate to the Contract Rights excluded from the Property pursuant to Section 6(d) of this Agreement, shall be prorated between the parties through the day before Closing.

(g)                                  To the extent any of the foregoing payments and prorations are not required to be paid by Master Tenant pursuant to the Master Lease, then within ninety (90) days after the Closing, Buyer and Seller shall reconcile such payments and prorations based on actual bills or invoices received after the Closing, but only if the prorations or payments were based on an estimate and not actual current bills or invoices.  In the event that any item of income, charge, or expense cannot be reconciled accurately within such 90-day period, the Buyer and Seller hereby agree to delay such reconciliation until a date when it can be accurately completed.  Any party owing to the other party any amount ascertained by the required reconciliations shall promptly, but in no event later than fifteen (15) business days after the date of the applicable reconciliation, pay the other party  such amount.  The obligations set forth in this Section 8(g) shall survive Closing.

As applicable, all of the foregoing items set forth in this Section 8, unless otherwise expressly stated, shall be prorated between the parties as of midnight of the day before Closing.

9.                                      Condemnation; Rezoning, Historic Designation.  Seller represents and warrants that Seller has not heretofore received any notice of any eminent domain or condemnation proceeding in connection with the Property.  If prior to Closing any such eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) any portion or all of the Property; (ii) the current means of ingress and egress to the Property; or (iii) to the roads or driveways adjoining the Property, Seller agrees immediately to notify Buyer in writing thereof.  Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller prior to Closing.  If Buyer elects to terminate this Agreement pursuant to the terms set forth in this Section 9, then the Deposit shall be immediately returned to Buyer together with all accrued interest, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void.  If Buyer does not so terminate this Agreement, Buyer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement, and Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation.  Seller shall not negotiate or settle any claims for compensation prior to Closing, and Buyer shall have the sole right (in the name of Buyer or Seller or both) to negotiate for, to agree to, and to contest all offers and awards.

If, prior to closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Seller shall promptly notify Buyer, and Buyer may elect to terminate this Agreement prior to Closing, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Buyer, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void. If Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and at Closing Seller shall assign to Buyer all Seller’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

10.                               Default by Buyer.  If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Closing as to the Property, the Deposit and all accrued interest shall be paid to Seller.  Such payment of the Deposit and all accrued interest to Seller shall be deemed to be liquidated damages for Buyer’s default and the receipt of same shall be Seller’s exclusive and sole remedy; and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Buyer’s failure to complete the purchase of the Property pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Seller.

11.                               Default by Seller.  If Seller a) defaults in the performance of any obligation contained in this Agreement, and fails to cure such default within ten (10) days after receiving written notice of such default from Buyer; or b) without the right to do so and in default of its obligations hereunder, fails to complete Closing, the Deposit and all accrued interest shall be returned to Buyer, and Seller shall reimburse Buyer for all of Buyer’s reasonable out-of-pocket costs incurred in connection with the transaction contemplated by this Agreement, not to exceed $50,000.  Alternatively, Buyer may exercise any remedies available to it at law or in equity, including, but not limited to, specific performance.  Seller waives the right to assert the defense of lack of mutuality in any action for specific performance instituted by Buyer.

12.                               Risk of Loss.  Seller shall bear the risk of all loss or damage to the Property from all causes until Closing.  Seller represents that it has, and will maintain pending Closing, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  Seller will cause the insurer to add Buyer’s name to the policy as an additional insured, as its interest may appear.  Seller will deliver to Buyer within five (5) days after the Effective Date a certificate issued by such insurer evidencing that such policy is in effect, that it will not be canceled without at least thirty (30) days prior notice to Buyer and that Buyer has been named as an additional named insured thereunder.  If at any time prior to Closing any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof to Buyer and Buyer shall have the right:  (i) to terminate this Agreement by written notice to Seller, whereupon Escrow Agent shall return the Deposit (with any accrued interest) to Buyer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder; or (ii) to proceed with this Agreement and to notify Seller that, at Buyer’s sole option, Seller either shall:  (A) use any available insurance proceeds to restore the Property prior to Closing to its condition as of the Effective Date, and if there are any excess insurance proceeds after completion of such restoration, Seller shall promptly deposit same in escrow with Escrow Agent and such funds, together with any interest thereon, shall be disbursed to Buyer at Closing; or (B) in lieu of restoration, prior to Closing, clear the site of debris and deposit all remaining insurance proceeds in escrow with Escrow Agent and such funds, together with interest thereon, shall be disbursed to Buyer at Closing.  All unpaid claims and rights in connection with any such losses shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.  In the event Buyer elects to proceed under clause (ii)(A) or (ii)(B) above, Seller shall either expend the deductible amount provided for in such insurance coverage in making such restoration or clearing the Property, as the case may be, or give Buyer a credit therefore against the Purchase Price.

13.                               Brokerage.  Seller represents to Buyer that Seller has engaged the brokerage services of Newmark Grubb Knight Frank (“Broker”) and that Seller shall be solely responsible for all fees, costs, commissions and any and all other amounts due and payable to Broker, which shall be paid to Broker on or before Closing.  Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that, except for Broker, neither has dealt with any broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to indemnify, defend and hold Buyer harmless from and against the claims of any and all brokers, including the Broker, or intermediaries claiming a commission in connection with this sale.  Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker’s claim arising from any breach by Buyer of Buyer’s representation and warranty in this Section 13.

14.                               Operation of the Property Prior to Closing.  Prior to Closing:

(a)                                 Seller shall operate, manage and maintain the Property in a reasonable, professional and prudent manner, and keep the same in good condition at all times.  Without expense to Buyer, Seller shall make all repairs and replacements (structural and non-structural, ordinary and extraordinary) so that the Property is maintained in its present condition, reasonable wear and tear excepted.

(b)                                 Upon reasonable prior notice, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded access to:  (i)  the Property to inspect, measure, appraise, test and make surveys of the Property, including, but not limited to, all activities necessary to satisfy the contingencies set forth in this Section 14 and elsewhere in this Agreement; and (ii) all books, records and files relating to the Property (but not the medical and health care operations within the Property).  Buyer shall have the right, at Buyer’s expense, to make copies of all such books and records directly relating to the Property, including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs; provided, however, that Buyer shall return all copies of such books and records if Closing does not occur under this Agreement.  Buyer shall not interfere unreasonably with the operation of the Property and shall restore any area on the Property disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer.

(c)                                  Seller shall comply with all of the obligations of landlord under the leases and all other agreements and contractual arrangements affecting the Property by which Seller is bound.

(d)                                 Seller shall promptly notify Buyer of Seller’s receipt of any notice from any party alleging that Seller is in default of its obligations under any of the leases or any permit or agreement affecting the Property, or any portion or portions thereof.

(e)                                  After the Effective date and through the Closing, no contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller prior to Closing without charge, cost, penalty or premium.

(f)                                   Seller shall not enter into any new leases or subleases for any portion of the Property without Buyer’s prior written consent, not to be unreasonably withheld.

(g)                                  From the Effective Date until Closing, Seller shall maintain the Contract Rights, Records and Plans, Warranties, and Licenses and Permits in full force and effect as applicable and shall not terminate, modify or waive any provision thereof. Seller shall not enter into any new contracts or agreements relating to the Property without Buyer’s prior written consent.

15.                               Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by electronic transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:

University Physician Group

d/b/a Wayne State University Physician Group

1241 Scott Hall,

540 E. Canfield

Detroit, MI 48201

Attention: Robert A. Frank, M.D.

Email: rfrank@upgdocs.org

with a copy to:

Hall, Render, Killian, Heath & Lyman, PLLC

201 W. Big Beaver Rd., Suite 1200

Troy, MI 48084

Attention:  Mark R. Adams, Esq.

Email: madams@hallrender.com

If intended for Buyer:

DOC-WSUPG Troy MOB, LLC

735 North Water Street, Suite 1000

Milwaukee, WI  53202

Attention:  John W. Sweet, Chief Investment Officer

Email:  jws@docreit.com

with a copy to:

Davis & Kuelthau, s.c.

111 East Kilbourn Avenue, Suite 1400

Milwaukee, Wisconsin  53202

Attention:  Bradley D. Page, Esq.

Email:  bpage@dkattorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

16.                               Indemnity by Seller.(a)

(a)                                 Seller agrees to indemnify and hold harmless Buyer and its officers, agents, employees, and tenants from and against, and to reimburse Buyer with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Buyer by reason of or arising out of: (a) a breach of any representation or warranty of Seller set forth in this Agreement; (b) the failure of Seller to perform any obligation required by this Agreement to be performed by it; and (c) the ownership, maintenance, operation, management and use of the Property prior to Closing, including without limitation any payment or nonpayment on account of the operating expenses for the Property by the tenants under any leases.

(b)                                 Buyer agrees to indemnify and hold harmless Seller and its officers, agents, employees, and tenants from and against, and to reimburse Seller with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Seller by reason of or arising out of: (a) a breach of any representation or warranty of Buyer set forth in this Agreement; (b) the failure of Buyer to perform any obligation required by this Agreement to be performed by it; (c) the ownership, maintenance, operation, management and use of the Property after Closing; and (d) Buyer’s access to the Property for the purpose of making such investigations, inspections, tests, assessments, surveys and the like in accordance with Section 6 of this Agreement.

17.                               Further Assurances.  After Closing, at Buyer’s sole cost and expense, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer’s right, title and interest in and to the Property.

18.                               Like Kind Exchanges.  Buyer or Seller may elect to exchange the Property for other real estate of a like kind in accordance with Section 1031 of the Internal Revenue Code of 1986 as amended (the “Code”).  To the extent possible, the provisions of this Section shall be interpreted consistently with this intent.  To exercise any rights under this Section, the party electing to exchange the Property shall provide the other with a written statement stating its intent to enter into an exchange at least five days prior to Closing.  Either party’s election to exchange, rather than sell or buy, the Property for other real estate of a like kind shall be at no cost or liability to the other.

19.                               Miscellaneous.

(a)                         All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions of this Agreement shall survive Closing.

(b)                         This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer’s attorney within seven (7) business days after execution by Buyer and delivery to Seller.

(c)                          The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(d)                         Buyer shall have the right to assign this Agreement, and upon notice from Buyer, Seller agrees to convey the Property directly to Buyer’s assignee provided that Buyer and/or assignee have fulfilled all Buyer’s obligations under this Agreement.  Seller shall not assign this Agreement without the prior written consent of Buyer.  Any assignment of this Agreement by Seller without Buyer’s prior written consent shall be null and void, and of no force or effect.

(e)                          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(f)                           This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between Seller and Buyer; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(g)                          This Agreement shall be construed in accordance with the internal laws of the State of Michigan, without giving effect to its conflicts of laws provisions.

(h)                         All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Buyer and Seller that this Agreement be binding on both parties and not illusory. Thus, wherever this Agreement grants Buyer or Seller discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

(i)                             Subject to any tenants’ rights to the Property, including under the Master Lease and the Surgery Center Lease, Seller shall deliver possession of the Property to Buyer at Closing.

(j)                            Time is of the essence of this Agreement and Buyer and Seller hereby agree that the times provided for in this contract are reasonable times for each party to complete its respective obligations. If any of the times provided for in this Agreement fall on a Saturday, Sunday or legal holiday, said times shall automatically extend to the next full business day.

(k)                         This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.  The parties may exchange executed counterparts via electronic transmission, including e-mail.

(l)                             If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

(m)                     After the Closing, at the request of Buyer and at Buyer’s expense, Seller shall make available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent required by Buyer in order to prepare stand-alone audited financial statements for such operations in accordance with generally accepted accounting principles, as of the end of fiscal year 2013, and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose.

20.                               Disclosure.  No party may make public disclosure with respect to this transaction before the Closing except:

(a)                                 as may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange;

(b)                                 to such title insurance companies, lenders, attorneys, accountants, partners, directors, officers, employees and representatives of any party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c)                                  to present or prospective sources of financing.

21.                               Cooperation with S-X 3-14 Audit.  The Seller acknowledges that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”).  The Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property.  To assist Buyer and Registered Company in preparing the SEC Filings, the Seller covenants and agrees no later than thirty (30) days after the Closing Date, Seller shall provide Buyer and the Registered Company with the following information (to the extent such items are required for the SEC Filings and are not duplicative of items contained in the Disclosure Materials): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period.  In addition, no later than thirty (30) days after the Closing Date, Seller shall provide to Buyer: (1) signed representation letter in substantially the form attached hereto as Exhibit “F”; (2) a signed audit request letter in substantially the form attached hereto as Exhibit “G”; and (3) a signed audit response letter from Seller’s attorney in substantially the form attached hereto as Exhibit “H”.  Notwithstanding the foregoing provisions, Seller will not make any information disclosures to Buyer that would be in violation of HIPAA or other laws relating to privacy and confidentiality of health care information.

(Signatures contained on following pages)

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal.

SELLER:			BUYER:

UNIVERSITY PHYSICIAN GROUP, D/B/A			DOC-WSUPG TROY MOB, LLC
WAYNE STATE UNIVERSITY PHYSICIAN GROUP
			By:	Physicians Realty L.P., its Manager

				By:	Physicians Realty Trust, its General Partner

By:	/s/ Kenneth P. Lee	9-8-14
Date
Name:	Kenneth P. Lee			By:	/s/ John T. Thomas	9-8-14
	(Print)					Date
Title:	Executive Director			Name:	John T. Thomas
	(Print)				(Print)
				Title:	President & CEO
(Print)